Exhibit 99.1

Dorian LPG Ltd. Declares Cash Dividend of $1.00 per share and Announces Completion of Financing Transactions for 2 VLGCs

STAMFORD, Conn., January 4, 2022 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), today announced that its Board of Directors has declared a cash dividend of $1.00 per share of the Company’s common stock, returning over $40.1 million of capital to shareholders. The dividend is payable on or about January 25, 2022 to all shareholders of record as of the close of business on January 14, 2022.

The Company also announced today that on December 29, 2021 it completed the refinancing of its indebtedness secured by the Constellation and the Commander through a new loan facility led by Banc of America Leasing and Capital, Pacific Western Bank, Raymond James Bank, and City National Bank of Florida. The financing has a 3.78% fixed interest rate, a term of 5 years, and a face amount of $83.4 million. The Company received $33.9 million of cash proceeds after repayment of debt and fees and expenses related to the refinancing transaction.

Forward-Looking & Other Cautionary Statements

This is an irregular dividend. Future declarations of dividends are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs.  Dorian LPG’s fleet currently consists of 23 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.